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                                                                    EXHIBIT 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 19, 2001, with respect to the consolidated financial statements and schedule of Transworld Healthcare (UK) Ltd., included in the Proxy Statement of Transworld Healthcare, Inc. (presently known as Allied Healthcare International, Inc.) that is made a part of the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-87304) and Prospectus of Allied Healthcare International, Inc. for the registration of 10,137,136 shares of its common stock and 7,773,660 shares of its Series A Preferred Stock.

                                                /s/ Ernst & Young LLP


London, England
June 28, 2002